Exhibit 2.4

AMENDMENT TO AND ASSIGNMENT OF WARRANT AGREEMENT

Dated August 23, 2021

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of August 23, 2021, by and among Ajax I, a Cayman Islands exempted company (the “Company”), Capri Listco, a Cayman Islands exempted company (“Listco”), Continental Stock Transfer & Trust Company, a limited trust company organized under the laws of the State of New York (the “Existing Warrant Agent”) and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York (“Equiniti”).

WHEREAS, the Company and the Existing Warrant Agent are parties to that certain Warrant Agreement, dated as of October 27, 2020, as may be amended from time to time, including by this Agreement (the “Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Warrant Agreement);

WHEREAS, pursuant to Section 8.2.1 of the Warrant Agreement, (a) the Existing Warrant Agent desires to resign as warrant agent and assign all of its right, title and interest in the Warrant Agreement to Equiniti, (b) Equiniti wishes to accept such assignment, and (c) the Company wishes to approve such assignment and assumption;

WHEREAS, in connection with such assignment and assumption, the parties wish to amend the Warrant Agreement as provided in this Agreement;

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Company and the Existing Warrant Agent may amend the Warrant Agreement without the consent of any of the registered holders for the purpose of, among others, adding or changing any provisions of the Warrant Agreement with respect to matters or questions arising under the Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders; and

WHEREAS, by the Effective Date (as defined below), (i) the Company will have merged with and into Listco and will have ceased to exist with Listco surviving such merger, (ii) as a result of the aforementioned merger, Listco will be the legal successor of the Company under the Warrant Agreement, and (iii) Listco will have changed its legal name to Cazoo Group Ltd.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Resignation; Assignment and Assumption. The Existing Warrant Agent hereby resigns as warrant agent and assigns to Equiniti all of the Existing Warrant Agent’s right, title and interest in and to the Warrant Agreement as of 5:00 p.m. (Eastern Standard Time) on August 26, 2021 (the “Effective Date”). Equiniti hereby assumes, and agrees to perform, satisfy and discharge in full, as the same become due, all of the Existing Warrant Agent’s duties and obligations under the Warrant Agreement arising from and after the Effective Date pursuant to the terms of the Warrant Agreement.

1.2 Consent. The Company and Listco hereby (a) consent to the resignation of the Existing Warrant Agent and the assignment of the Warrant Agreement by the Existing Warrant Agent to Equiniti pursuant to Section 1.1 hereof effective as of the Effective Date, (b) waive the notice requirement pursuant to Section 8.2.1 of the Warrant Agreement, and (c) consent to the assumption of the Warrant Agreement by Equiniti from the Existing Warrant Agent pursuant to Section 1.1 hereof effective as of the Effective Date, and to the continuation of the Warrant Agreement in full force and effect from and after the Effective Date, subject at all times to the Warrant Agreement and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement. The Company and Listco hereby appoint Equiniti as the successor warrant agent under the Warrant Agreement effective as of the Effective Date in accordance with the express terms and conditions of the Warrant Agreement, and Equiniti accepts such appointment and agrees to perform the same. The Company and Listco agree that Equiniti shall not be liable or responsible for any obligations or responsibilities related to the Warrant Agreement or the exercise of any Warrants prior to the Effective Date. Each of the Existing Warrant Agent and Equiniti acknowledges and agrees that, prior to the Effective Time, the Company will have merged with and into Listco and will have ceased to exist with Listco surviving such merger, and all rights and obligations under the Warrant Agreement shall vest in Listco at such time.

2. Amendment of Warrant Agreement. The Warrant Agreement is hereby amended as provided in this Section 2, effective as of the Effective Date, and the Company and Listco acknowledge and agree that the amendments to the Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Preamble. The preamble on page one of the Warrant Agreement is hereby amended by deleting “Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street, 30th Floor, New York, New York 10004” and replacing it with “Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, with offices at 275 Madison Avenue, 34th Floor, NY, NY 10016”. As a result thereof, all references to the “Warrant Agent” in the Warrant Agreement shall be references to Equiniti rather than Continental Stock Transfer & Trust Company.

2.2 Notices. Section 9.2 of the Warrant Agreement is hereby amended in part to change the delivery address of notices to the Warrant Agent to the following:

“Equiniti Trust Company.

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Attn: Client Services”

3. Miscellaneous. Sections 9.1, 9.3 and 9.6 through 9.9 (inclusive) of the Warrant Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

AJAX I

By	/s/ J. Morgan Rutman
	Name:	J. Morgan Rutman
	Title:	Chief Financial Officer

CAPRI LISTCO

By	/s/ J. Morgan Rutman
	Name:	J. Morgan Rutman
	Title:	Chief Financial Officer

EQUINITI TRUST COMPANY

By	/s/ Rebecca Paulson
	Name:	Rebecca Paulson
	Title:	Senior Vice President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By	/s/ Douglas Reed
	Name:	Douglas Reed
	Title:	Vice President

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